Exhibit 99.3

GREEN DOT CORPORATION
NOTICE OF INDUCEMENT RESTRICTED STOCK UNIT AWARD
Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”), except to the extent defined in that certain employment agreement by and between the Company and Daniel Eckert (the “Employment Agreement”).
Name:    Daniel Eckert
Address:    Via Electronic Mail
You (“Participant”) have been granted an award of Restricted Stock Units (“RSUs”) subject to the terms and conditions of the Plan, this Notice and the attached Award Agreement (Restricted Stock Units) (hereinafter “RSU Agreement”).

Number of RSUs:	42,568
Date of Grant:	May 6, 2020
Vesting Commencement Date:	May 6, 2020
Expiration Date:	The date on which settlement of all RSUs granted hereunder occurs, subject to earlier expiration in accordance with the terms of the Award Agreement.
Vesting Schedule:
Subject to the limitations set forth in this Notice, the Plan and the RSU Agreement, the RSUs will vest in equal annual installments on each of the first three anniversaries of the Vesting Commencement Date. Notwithstanding anything in this Notice, the Plan or the RSU Agreement to the contrary, upon the termination of your employment without Cause by the Company or by you for Good Reason (each, as such term is defined in the Employment Agreement), the RSUs shall become vested and settle in accordance with the terms of Sections 10(b)(v), 10(c) and 19 of the Employment Agreement.

You understand that your employment with the Company is subject to your Employment Agreement. You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant of the Company. You also understand that this Notice is subject to the terms and conditions of both the RSU Agreement and the Plan, both of which are incorporated herein by reference. Participant has read both the RSU Agreement and the Plan.

PARTICIPANT:	GREEN DOT CORPORATION
Signature:	By:
Print Name:	Its:

GREEN DOT CORPORATION
INDUCEMENT AWARD AGREEMENT (RESTRICTED STOCK UNITS)
Unless otherwise defined herein, the terms defined in the Green Dot Corporation (the “Company”) 2010 Equity Incentive Plan (the “Plan”) shall have the same defined meanings in this Award Agreement (Restricted Stock Units) (the “Agreement”), except to the extent defined in that certain employment agreement by and between the Company and Daniel Eckert (the “Employment Agreement”). This Award is not being made pursuant to the terms of the Plan, but shall be subject to the terms of the Plan as if granted thereunder and such terms shall be deemed incorporated herein by reference and made a part of this inducement grant. This Award is instead being made pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual in connection with the Participant’s commencement of service as Executive Vice President, Chief Product, Strategy and Development Officer of the Company.
You have been granted Restricted Stock Units (“RSUs”) subject to the terms, restrictions and conditions of the Plan, the Notice of Restricted Stock Unit Award (the “Notice”) and this Agreement.
1.Settlement. Settlement of RSUs shall be made within 30 days following the applicable date of vesting under the vesting schedule set forth in the Notice, subject to Section 5. Settlement of RSUs shall be in Shares.
2.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, Participant shall have no ownership of the Shares allocated to the RSUs and shall have no right dividends or to vote such Shares.
3.Dividend Equivalents. Dividends, if any (whether in cash or Shares), shall not be credited to Participant.
4.No Transfer. The RSUs and any interest therein shall not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of.
5.Termination. If Participant’s service Terminates for Cause by the Company or without Good Reason by Participant (including due to death or Disability)(each, as such term is defined in the Employment Agreement), all unvested RSUs shall be forfeited to the Company forthwith, and all rights of Participant to such RSUs shall immediately terminate. Notwithstanding anything in the Notice or this Award Agreement to the contrary, upon the termination of Participant’s employment without Cause by the Company or by you for Good Reason, the RSUs shall become vested and settle in accordance with the terms of Sections 10(b)(v), 10(c) and 19 of the Employment Agreement. In case of any dispute as to whether Termination has occurred, the Committee shall have sole discretion to determine whether such Termination has occurred and the effective date of such Termination.
6.U.S. Tax Consequences. Participant acknowledges that there will be tax consequences upon settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and Participant should consult a tax adviser regarding Participant’s tax obligations prior to such settlement or disposition. Upon vesting of the RSU, Participant will include in income the fair market value of the Shares subject to the RSU. The included amount will be treated as ordinary income by Participant and will be subject to withholding by the Company when required by applicable law. Further, an RSU may be considered a deferral of compensation that may be subject to Section 409A of the Code. Section 409A of the Code imposes special rules to the timing of making and effecting certain amendments of this RSU with respect to distribution of any deferred compensation. You should consult your personal tax advisor for more information on the actual and potential tax consequences of this RSU.
7.Acknowledgement. The Company and Participant agree that the Option is granted under and governed by the Notice, this Agreement and by the applicable provisions of the Employment Agreement and the Plan (each as incorporated herein by reference). Participant: (i) acknowledges receipt of a copy of the Plan, (ii) represents that Participant has carefully read and is familiar with its provisions, and (iii) hereby accepts the RSUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice.
8.Entire Agreement; Enforcement of Rights. This Agreement, the Employment Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
9.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and Participant with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.
10.Governing Law; Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
11.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate Participant’s service, for any reason, with or without cause.

By your signature and the signature of the Company’s representative on the Notice, Participant and the Company agree that this RSU is governed by the terms and conditions of the Plan (as if granted thereunder), the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify the Company upon any change in Participant’s residence address.